AMENDMENT TO EQUITY LINE AGREEMENT

         THIS AMENDMENT TO EQUITY LINE AGREEMENT (the "Agreement") is entered into as of this 8th day of May, 2002, between Fonix Corporation, a Delaware corporation (the "Company") and Queen LLC, a Cayman Islands limited liability company (the "Investor"). The Company and the Investor may each be referred to herein as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. The Parties entered into a Private Equity Line Agreement as of August 7, 2000 (the "2000 Agreement"), under which the Company could draw down up to Twenty Million Dollars ($20,000,000) by putting shares of the Company's Class A Common Stock to the Investor.

         B. The Parties now desire to amend the 2000 Agreement to increase the amount of the equity line of credit to Twenty-two Million Dollars ($22,000,000).

         In consideration of the foregoing recitals and the mutual covenants and agreements set forth below and for other good and valuable consideration, the receipt and adequacy of which the Parties acknowledge, the Parties agree as follows.

                                    AGREEMENT

         1. The Parties hereby agree that the amount available to be drawn under the equity line of credit is hereby increased from Twenty Million Dollars ($20,000,000) to Twenty-two Million Dollars ($22,000,000).

         2. The Parties further acknowledge that all other terms and conditions of the agreement between the Parties as set forth in the 2000 Agreement shall apply to this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Equity Line Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

QUEEN LLC                        FONIX CORPORATION


By: /s/ Navigator Management     By: /s/ Roger D. Dudley
        Ltd., Director              --------------------------
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